                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF

                            THE AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                                 ZIPREALTY, INC.

         Gary M. Beasley and Karen A. Dempsey hereby certify that:

1. They are a Vice President and Assistant Secretary, respectively, of zipRealty, Inc., a California corporation.

2. Article IV, Section 4(b) of the Amended and Restated Articles of Incorporation of this corporation is hereby amended in its entirety to read as follows:

     "(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public where the aggregate gross proceeds raised equals or exceeds $20,000,000.00 (a "Qualifying IPO"); or (ii) (A) with respect to each share of Series F Preferred Stock, on the date upon which the corporation obtains the consent of the holders of 75% of the then outstanding shares of Series F Preferred Stock, voting as a separate class; (B) with respect to each share of Series E Preferred Stock and Series E-1 Preferred Stock, on the date upon which the corporation obtains the consent of the holders of 70% of the then outstanding shares of Series E Preferred Stock and Series E-1 Preferred Stock, voting together as a single class, and not as separate series; and (C) with respect to each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, on the date upon which the corporation obtains the consent of the holders of 66 2/3% of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting as a single class, and not as separate series. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities."

3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation is 4,366,517 shares of Common Stock, 1,888,889 shares of Series A Preferred Stock, 5,204,266 shares of Series B Preferred Stock, 1,642,037 shares of Series C Preferred Stock, and 6,019,084 shares of Series D Preferred Stock. No shares of Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock are outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being (i) a majority of the outstanding shares of Common Stock and (ii) a majority of the outstanding shares of Series A, Series B, Series C and Series D Preferred Stock, voting together as a single class.

     The undersigned further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of their own knowledge.

Executed on June 30, 2003.

                                       /s/ Gary M. Beasley
                                       -----------------------------------------
                                       Gary M. Beasley, Vice President

                                       /s/ Karen A. Dempsey
                                       -----------------------------------------
                                       Karen A. Dempsey, Assistant Secretary

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                               OF ZIPREALTY, INC.

     Gary Beasley and Karen Dempsey hereby certify that:

     A. They are a Vice President and Secretary, respectively, of zipRealty, Inc., a California corporation.

     B. The Articles of Incorporation of this corporation are amended and restated in their entirety to read as follows:

                                       I

     The name of this corporation is zipRealty, Inc.

                                       II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     This corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock that the corporation is authorized to issue is 80,000,000 shares, $0.001 par value. The total number of shares of Preferred Stock that the corporation is authorized to issue is 59,342,640 shares, $0.001 par value, of which 1,911,112 are designated Series A Preferred Stock, 5,246,171 are designated Series B Preferred Stock, 2,178,486 are designated Series C Preferred Stock, 6,106,871 are designated Series D Preferred Stock, 9,000,000 are designated as Series E Preferred Stock, 15,300,000 are designated as Series E-1 Preferred Stock and 19,600,000 are designated Series F Preferred Stock.

                                       IV

     The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

     1. Dividends. (a) The holders of Series F Preferred Stock shall be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of assets of the corporation legally available therefor at the rate of $0.1048 per share of Series F Preferred Stock per annum (as proportionately adjusted for any stock dividends, combinations or splits with respect to such shares). Dividends on the Series F Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Common Stock of the corporation.

          (b) The holders of Series E Preferred Stock and Series E-1 Preferred Stock shall be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of assets of the corporation legally available therefor at the rate of $0.1048 per share of Series E Preferred Stock and Series E-1 Preferred Stock, respectively, per annum (as proportionately adjusted for any stock dividends, combinations or splits with respect to such shares). Dividends on the Series E Preferred Stock and Series E-1 Preferred Stock shall be payable on a pari passu basis in preference and prior to any payment of any dividend on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock of the corporation.

          (c) The holders of Series D Preferred Stock shall be entitled, when and if declared by the Board of Directors of the corporation (or as otherwise provided in Section 2(a)), to dividends out of assets of the corporation legally available therefor at the rate of $0.1048 per share of Series D Preferred Stock per annum (as proportionately adjusted for any stock dividends, combinations or splits with respect to such shares). Dividends on the Series D Preferred Stock shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the date of issue of such shares. Accrued but unpaid dividends shall not bear interest. Dividends on the Series D Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock of the corporation.

          (d) The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled, when and if declared by the Board of Directors of the corporation, on a pari passu basis, to dividends out of assets of the corporation legally available therefor at the rate of $0.072 per share of Series A Preferred Stock per annum (as proportionately adjusted for any stock dividends, combinations or splits with respect to such shares), $0.25 per share of Series B Preferred Stock per annum (as proportionately adjusted for any stock dividends, combinations or splits with respect to such shares) and $0.49 per share of Series C Preferred Stock per annum (as proportionately adjusted for any stock dividends, combinations or splits with respect to such shares). Dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock of the corporation.

          (e) So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of any Common Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Sections 1(a), (b), (c) and (d) above) on the Preferred Stock shall have been paid or declared and set apart. To the extent all dividends (set forth in Sections 1(a), (b), (c) and (d) above) shall have been paid or declared and set apart, in the event dividends are paid on any share of Common Stock or any other securities of the corporation, as the case may be, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock or such other securities, as the case may be. The provisions of this Section 1(e) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors. The holders of the Preferred Stock expressly waive their rights, if any, as described in Sections 502 and 503 of the General Corporation Law of California as they relate to repurchase of shares upon termination of employment or service as a consultant or director. Except as otherwise provided herein with respect to the Series D Preferred Stock, the right to dividends on shares of the Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

     2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

          (a) Preferred Preferences. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily:

               (1) The holders of Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Common Stock of the corporation, an amount equal to $2.62 per share of Series F Preferred Stock, plus a further amount equal to any dividends declared but unpaid on such shares (subject to proportionate adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (the "Series F Preference").

               (2) After the payment of the Series F Preference, the holders of Series E Preferred Stock and Series E-1 Preferred Stock, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock of the corporation, an amount equal to (A) with respect to the Series E Preferred Stock, $3.93 per share of Series E Preferred Stock, plus a further amount equal to any dividends declared but unpaid on such shares (subject to proportionate adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (the "Series E Preference"); and (B) with respect to the Series E-1 Preferred Stock, $1.31 per share of Series E-1 Preferred Stock, plus a further amount equal to any dividends declared but unpaid on such shares (subject to proportionate adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (the "Series E-1 Preference").

               (3) After payment of the Series F Preference, Series E Preference and Series E-1 Preference, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock of the corporation, an amount equal to $1.31 per share of Series D Preferred Stock, plus a further amount equal to any dividends accrued or declared but unpaid on such shares (subject to proportionate adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (the "Series D Preference").

               (4) After the payment of the Series F Preference, Series E Preference, Series E-1 Preference and Series D Preference, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock of the corporation, an amount equal to $0.90 per share of Series A Preferred Stock, $3.15 per share of Series B Preferred Stock and $6.09 per share of Series C Preferred Stock, plus a further amount equal to any dividends declared but unpaid on such shares (subject to proportionate adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (respectively, the "Series A Preference," the "Series B Preference," and the "Series C Preference").

          If upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment of the Series F Preference, Series E Preference, Series E-1 Preference and Series D Preference as required by Sections 2(a)(1), 2(a)(2) and 2(a)(3) above, then the entire amount of the assets and funds of the corporation legally available for distribution shall be distributed ratably, first, among the holders of the Series F Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive pursuant to Section 2(a)(1), second, among the holders of the Series E Preferred Stock and Series E-1 Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder would otherwise be entitled to receive pursuant to Section 2(a)(2), and third, among the holders of the Series D Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive pursuant to Section 2(a)(3).

          If upon such liquidation, dissolution or winding up of the corporation, and after the cash payment of the Series F Preference, Series E Preference, Series E-1 Preference and Series D Preference as required by Sections 2(a)(1), 2(a)(2) and 2(a)(3) above, the remaining assets of the corporation are insufficient to provide for the cash payment of the Series A Preference, Series B Preference and Series C Preference, then the entire remaining amount of the assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder would otherwise be entitled to receive pursuant to Section 2(a)(4).

          (b) Remaining Assets. After full payment of the Series A Preference, Series B Preference, Series C Preference, Series D Preference, Series E Preference, Series E-1 Preference and Series F Preference, the holders of Common Stock shall be entitled to receive pro rata the remaining assets of the corporation in proportion to the number of shares of Common Stock held by them.

          (c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common

Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

          (d) Reorganization or Merger. (A) The acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or stock issuance) that results in the transfer of fifty percent (50%) or more of the then outstanding voting power of the corporation; or (B) a sale of all or substantially all of the assets of this corporation (collectively, a "Change in Control") shall be deemed to be a liquidation within the meaning of this Section 2.

          (e) Noncash Distributions. If any of the assets of the corporation are to be distributed other than in cash under Section 2(d) or for any purpose, then the Board of Directors of the corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock; provided, that in the event the Board of Directors and the holders of at least a majority of the Preferred Stock agree in writing on the value of the noncash consideration such value shall be used, and shall be binding on the corporation and all holders of outstanding Common Stock and Preferred Stock and an appraiser shall not be engaged. The corporation shall, upon receipt of such appraiser's valuation or upon the date the valuation is determined by the Board of Directors and holders of Preferred Stock, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

               (i) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange, or the last reported sale prices on the Nasdaq National Market as the case may be, over the 30-day period ending three (3) business days prior to the closing;

               (ii) If actively traded over-the-counter (other than on the Nasdaq National Market), the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

               (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Board of Directors and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach an agreement, then as determined by independent appraisal by an investment banker and as approved by the Board of Directors, with such investment banker to be hired and paid by the corporation, but acceptable to the holders of at least a majority of the outstanding shares of Preferred Stock.

          (f) Noncompliance. In the event the requirements of this Section 2 are not complied with, the corporation shall forthwith either:

               (i) Cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

               (ii) Cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the canceled transaction.

          (g) Repurchase of Shares. In connection with repurchases by this corporation of its Common Stock, pursuant to its agreements with certain of the holders thereof, Section 502 and 503 of the California General Corporation Law shall not apply in all or in part with respect to such repurchases.

     3. Voting Rights.

          (a) Generally. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date (as adjusted pursuant to Section 4(e) below) for the vote or consent of shareholders. Except as provided in Sections 3(b), 5(a) and 5(b) or as otherwise required by law, the Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law or herein to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          (b) Election of Directors. One member of the corporation's board of directors shall be elected by the holders of the Series A Preferred Stock, voting as a separate class. One member of the corporation's board of directors shall be elected by the holders of the Series B Preferred Stock, voting as a separate class. One member of the corporation's board of directors shall be elected by the holders of the Series D Preferred Stock, voting as a separate class. Two members of the corporation's board of directors shall be elected by the holders of Common Stock, voting as a separate class. Any remaining members of the corporation's board of directors shall be elected by the holders of the Common Stock and Preferred Stock, voting as a single class.

     Subject to Sections 302, 303 and 304 of the California Corporations Code, any director who was elected by a specified series, class or classes of shares may be removed during his or her term of office, either for or without cause, by, and only by, the affirmative vote of the holders of the applicable number of shares of the series, class or classes of shares which initially elected such director. Such vote may be given at a special meeting of such shareholders duly called or by an action by written consent for that purpose. Any vacancy in the board of directors caused by the removal, resignation or death of any such director who shall have been elected by a specified group of shareholders or the declaration by the board of directors that the office of such director is vacant because such director has been declared of unsound mind by a court or convicted of a felony may be filled by, and only by, the vote of the holders of a majority of the shares of such specified group given at a special meeting of such shareholders or by an action by unanimous written consent.

     The shareholders entitled to vote upon election may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

     4. Conversion. The holders of the Preferred Stock have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Conversion Rate"). The Issuance Price for the Series A Preferred Stock shall be $0.90 per share. The Issuance Price for the Series B Preferred Stock shall be $3.15 per share. The Issuance Price for the Series C Preferred Stock shall be $6.09 per share. The Issuance Price for the Series D Preferred Stock shall be $1.31 per share. The Issuance Price for the Series E Preferred Stock shall be $1.31 per share. The Issuance Price for the Series E-1 Preferred Stock shall be $1.31 per share. The Issuance Price for the Series F Preferred Stock shall be $1.31 per share. The Conversion Price for the Series A Preferred Stock shall initially be $0.90 per share. The Conversion Price for the Series B Preferred Stock shall initially be $3.15 per share. The Conversion Price for the Series C Preferred Stock shall initially be $6.09 per share. The Conversion Price for the Series D Preferred Stock shall initially be $1.31 per share. The Conversion Price for the Series E Preferred Stock shall initially be $1.31 per share. The Conversion Price for the Series E-1 Preferred Stock shall initially be $1.31 per share. The Conversion Price for the Series F Preferred Stock shall initially be $1.31 per share. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public where the aggregate gross proceeds raised equals or exceeds $20,000,000.00 (a "Qualifying IPO"); or (ii) (A) with respect to each share of Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock, on the date upon which the corporation obtains the consent of the holders of 70% of the then outstanding shares of Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock, voting together as a single class, and not as separate series; and (B) with respect to each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, on the date upon which the corporation obtains the consent of the holders of 66 2/3% of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting as a single class, and not as separate series. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 4(b), the outstanding shares of Preferred Stock, respectively, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock as determined by the Board of Directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (e) Adjustment of Conversion Price. The Conversion Price of Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) Adjustments for Dilutive Issuances.

                    A. Special Definitions. For purposes of this Section 4(e), the following definitions shall apply:

                         (1) "Options" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                         (2) "Original Issue Date" shall mean the date on which
the first share of Series F Preferred was first issued.

                         (3) "Convertible Securities" shall mean any evidences
of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (4) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Section 4(e)(i)(C), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (a) upon conversion of the Preferred Stock; or

                              (b) upon exercise of (i) warrants outstanding as
of the date of the filing of these Articles of Incorporation for the purchase of capital stock of the corporation and (ii) warrants to purchase shares of Series F Preferred Stock of the corporation; or

                              (c) upon conversion of (i) promissory notes
convertible into shares of Series E Preferred Stock of the corporation and (ii) promissory notes convertible into shares of Series F Preferred Stock of the corporation; or

                              (d) to officers, directors and employees of, and
consultants to, the corporation pursuant to an option plan, purchase plan or other officer, director, employee or consultant incentive plan or pursuant to stock grants or any other plan or arrangement unanimously approved by the Board of Directors; or

                              (e) to banks, savings and loan associations,
equipment lessors or other similar lending institutions in connection with such entities providing working capital, credit facilities or equipment financing to the Corporation unanimously approved by the Board of Directors; or

                              (f) to third parties in connection with agreements
to license technology or other strategic partnership agreements, as unanimously approved by the Board of Directors; or

                              (g) as a dividend or distribution on Preferred
Stock or pursuant to any event for which adjustment is made pursuant to subparagraph (e)(ii), (iii), (iv) or (v) hereof; or

                              (h) pursuant to a Qualifying IPO; or

                              (i) in connection with bona fide acquisitions,
consolidations, mergers or similar transactions unanimously approved by the Board of Directors.

                    B. No Adjustment of Conversion Price. Any provision herein to the contrary not withstanding, no adjustment in the Conversion Price of a particular share of Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock, as the case may be, shall be made hereunder in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(e)(i)(E) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price of such share of Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock, as the case may be, in effect on the date of, and immediately prior to, such issuance.

                    C. Deemed Issue of Additional Shares of Common Stock.

                         (1) Options and Convertible Securities. Except as
otherwise provided in Section 4(e)(i)(B), in the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options (or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or Options for Convertible Securities), shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities, or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that, in any such case in which Additional Shares of Common Stock are deemed to be issued:

                              (a) no further adjustment in the Conversion Price
for such shares of Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock, as the case may be, shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (b) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of shares of Common Stock or Preferred Stock issuable, upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as those set forth in this Section 4(e)), the applicable Conversion Price of the Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock, as the case may be, and any subsequent adjustments based thereon shall be recomputed to reflect such increase or decrease as if such change had been in effect as of the original issue thereof (or upon the occurrence of a record date with respect thereto) (provided, however, that no such adjustment of the appropriate Conversion Price shall affect Common Stock previously issued upon conversion of the Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock, as the case may be).

                              (c) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price for such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                   (I) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                                   (II) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              (d) no readjustment pursuant to clause (b) or (c)
above shall have the effect of increasing the Conversion Price for such shares of Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock, as the case may be, to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Stock immediately prior to the original adjustment date, or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                              (e) in the case of Options which expire by their
terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price for such series of Preferred Stock shall be made until the expiration or exercise of all such Options.

                    D. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Adjustment of the Conversion Price as a result of the corporation's issuance of Additional Shares of Common Stock shall be made only with respect to shares of Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock. In the event the corporation shall, after the Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(i)(C)) without consideration or for a consideration per share less than the Conversion Price of the Series E Preferred Stock, Series E-1 Preferred Stock and/or the Series F Preferred Stock, as the case may be, in effect on the date of and immediately prior to such issuance, then and in such event, the Conversion Price for the Series E Preferred Stock, Series E-1 Preferred Stock and/or Series F Preferred Stock, as the case may be, shall be reduced, concurrently with such issuance, to a price per share equal to the price per share paid for such Additional Shares of Common Stock.

                    E. Determination of Consideration. For purposes of this
Section 4(e), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1) Cash and Property: Such consideration shall:

                              (a) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (b) insofar as it consists of services or property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (c) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

                         (2) Options and Convertible Securities. The
consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(i)(C), relating to Options and Convertible Securities, shall be determined by dividing:

                              (a) the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange in full of such Convertible Securities; by

                              (b) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange in full of such Convertible Securities.

               (ii) Adjustments for Stock Dividends, Subdivisions, or Split-ups of Common Stock. If the number of shares of Common Stock outstanding at any time after the date of the filing of these Articles of Incorporation is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

               (iii) Adjustments for Combinations of Common Stock. If the number of shares of Common Stock outstanding at any time after the date of the filing of these Articles of Incorporation is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (iv) Adjustments for Reorganizations, Reclassifications, etc. In case, at any time after the date of the filing of these Articles of Incorporation, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock or a consolidation or merger where Section 2 applies), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (v) Adjustments for Other Dividends. In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

          (f) Minimal Adjustments. No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be. For purposes of this Section 4, 0.005 and up shall be rounded to 0.01 and any number below 0.005 shall be rounded to 0.

          (g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Articles of Incorporation with the requisite shareholder consent.

          (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

          (i) Notices of Record Date and Proposed Liquidation Distribution. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to
Section 2 hereof, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date of such distribution a notice (i) certifying as to (x) the anticipated aggregate proceeds available for distribution to holders of Preferred Stock and Common Stock, (y) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock and each share of Common Stock and
(z) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock if the holder of each such share of Preferred Stock converted such share of Preferred Stock into Common Stock immediately prior to the liquidation distribution and (ii) stating that in connection with such liquidation distribution the holders of shares of each series of Preferred Stock may prior to such liquidation distribution convert their shares of such series of Preferred Stock into Common Stock at the applicable Conversion Rate for such series.

          (j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of the Preferred Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized courier or three business days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the corporation's books.

          (k) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (l) Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

     5. General Covenants.

          (a) Preferred Vote. In addition to any other rights provided by law, so long as at least 500,000 shares of Preferred Stock are outstanding (adjusted for any subsequent stock splits, stock dividends, combinations, reclassification, recapitalizations or the like), this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of the Preferred Stock, voting together as a single class and not as separate series, and on an as-if-converted basis:

               (i) repurchase any shares of Common Stock or Preferred Stock (except for buybacks from directors, employees and consultants pursuant to the termination of their services with the corporation, which buybacks are made pursuant to agreements entered into at the time of the original acquisition of the shares that are to be repurchased);

               (ii) authorize or issue any security of the corporation that is senior to or on a parity with the Preferred Stock;

               (iii) declare or pay dividends on or make any distribution on any class or series of the corporation's stock;

               (iv) permit a subsidiary of the corporation to sell stock to a third party;

               (v) amend the articles of incorporation or bylaws such that the rights, preferences and privileges of the Preferred Stock are adversely affected;

               (vi) dissolve, liquidate, or wind up the corporation;

               (vii) increase or decrease the authorized number of shares of Preferred Stock or Common Stock;

               (viii) consummate a Change in Control (as defined in Section 2(d)); or

               (ix) change the authorized number of directors of the corporation to greater or less than seven (7) members.

          (b) Series E Preferred Stock and Series E-1 Preferred Stock Vote. Notwithstanding the foregoing, and in addition to any other rights provided by law, so long as at least 500,000 shares of Series E Preferred Stock or Series E-1 Preferred Stock are outstanding (adjusted for any subsequent stock splits, stock dividends, combinations, reclassification, recapitalizations or the like), this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of the Series E Preferred Stock and Series E-1 Preferred Stock, voting together as a single class, and not as separate series, and on an as-if-converted basis:

               (i) repurchase any shares of Common Stock or Preferred Stock (except for buybacks from directors, employees and consultants pursuant to the termination of their services with the corporation, which buybacks are made pursuant to agreements entered into at the time of the original acquisition of the shares that are to be repurchased);

               (ii) authorize or issue any security of the corporation that is senior to or on a parity with the Series E Preferred Stock or Series E-1 Preferred Stock;

               (iii) declare or pay dividends on or make any distribution on any class or series of the corporation's stock;

               (iv) permit a subsidiary of the corporation to sell stock to a third party;

               (v) amend the articles of incorporation or bylaws such that the rights, preferences and privileges of the Series E Preferred Stock or Series E-1 Preferred Stock are adversely affected;

               (vi) dissolve, liquidate, or wind up the corporation;

               (vii) increase or decrease the authorized number of shares of Preferred Stock or Common Stock;

               (viii) consummate a Change in Control (as defined in Section 2(d)); or

               (ix) increase the number of shares reserved for issuance under the Company's 1999 Stock Plan to an amount that is greater than 7,235,873 shares; or

               (x) change the authorized number of directors of the corporation to greater or less than seven (7) members.

          (c) Series F Preferred Stock Vote. Notwithstanding the foregoing, and in addition to any other rights provided by law, so long as at least 500,000 shares of Series F Preferred Stock are outstanding (adjusted for any subsequent stock splits, stock dividends, combinations, reclassification, recapitalizations or the like), this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least 70% of the outstanding shares of the Series F Preferred Stock (except with respect to item
(vi) below, for which the requisite percentage shall be 66 2/3% of the outstanding shares of the Series F Preferred Stock), voting together as a single class:

               (i) repurchase any shares of Common Stock or Preferred Stock (except for buybacks from directors, employees and consultants pursuant to the termination of their services with the corporation, which buybacks are made pursuant to agreements entered into at the time of the original acquisition of the shares that are to be repurchased);

               (ii) authorize or issue any security of the corporation that is senior to or on a parity with the Series F Preferred Stock;

               (iii) declare or pay dividends on or make any distribution on any class or series of the corporation's stock;

               (iv) permit a subsidiary of the corporation to sell stock to a third party;

               (v) amend the articles of incorporation or bylaws such that the rights, preferences and privileges of the Series F Preferred Stock are adversely affected;

               (vi) dissolve, liquidate, or wind up the corporation;

               (vii) increase or decrease the authorized number of shares of Preferred Stock or Common Stock;

               (viii) consummate a Change in Control (as defined in Section 2(d)); or

               (ix) increase the number of shares reserved for issuance under the Company's 1999 Stock Plan to an amount that is greater than 7,235,873 shares; or

               (x) change the authorized number of directors of the corporation to greater or less than seven (7) members.

     6. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

     7. Redemption. Neither the Common Stock nor the Preferred Stock are redeemable.

                                       V

     1. Limitation of Directors' Liability. The personal liability of a director of this corporation for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, shall be eliminated or limited to the fullest extent permissible under California law.

     2. Indemnification of Corporate Agents. This corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

     3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

                                    * * * * *

     C. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

     D. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation is 4,344,025 shares of Common Stock, 1,888,889 shares of Series A Preferred Stock, 5,204,266 shares of Series B Preferred Stock, 1,642,037 shares of Series C Preferred Stock, and 6,019,084 shares of Series D Preferred Stock. No shares of Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock are outstanding. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was (i) a majority of the outstanding shares of Common Stock and (ii) a majority of the outstanding shares of Series A, Series B, Series C and Series D Preferred Stock, voting together as a class.

                            [Signature Page Follows]

The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct to their own knowledge.

     Executed on December 17, 2002.

                                          /s/ Gary M. Beasley
                                          --------------------------------------
                                          Gary Beasley, Vice President

                                          /s/ Karen Dempsey
                                          --------------------------------------
                                          Karen Dempsey, Secretary